Exhibit 99.2

Code of Business Conduct and Ethics

August 12, 2003

        It is the Company’s policy to conduct its operations honestly and ethically, and the Company’s expects its employees, officers and directors to conduct themselves in a similar manner in their dealings with or on behalf of the Company. This Code of Business Conduct and Ethics addresses the Company’s expectations with respect to the conduct of employees, officers and directors in several areas. By its nature, this Code cannot address every situation that an employee, officer or director may face while employed by the Company. Employees, officers and directors should therefore be guided by the Company’s policy that those individuals should conduct themselves honestly and ethically in their dealings with and on behalf of the Company.

1.      Complying With Law

        All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company.

        Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company’s securities. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Company employees, officers and directors are directed to the Company’s Insider Trading Policy or to the Company’s Law Department if they have questions regarding the applicability of such insider trading prohibitions.

        This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company’s Law Department and the various guidelines which the Company has prepared on specific laws, rules and regulations.

2.      Conflicts Of Interest

        All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

        Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or committees of the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s Law Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

3.      Corporate Opportunity

        Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.      Confidentiality

        Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Law Department or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Law Department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5.      Fair Dealing

        Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

        We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

        The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

        The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Law Department can provide guidance to you in this area.

6.      Protection And Proper Use Of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

7.      Accounting Complaints

        The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company’s General Counsel (who will, subject to his/her duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Such submissions may be directed to the attention of the General Counsel at the principal executive offices of the Company.

8.      Public Company Reporting And Other Public Statements

        As a public company, it is of critical importance that the disclosure in the Company’s filings with the Securities and Exchange Commission and its other public statements, such as press releases, be full, fair, accurate, timely and understandable. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the disclosures in the Company’s public reports and other public statements are full, fair, accurate, timely and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt, accurate and complete answers to inquiries related to the Company’s public disclosure requirements.

        All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

9.      Consequences Of Not Complying with this Code

        It is the responsibility of each of the Company’s employees, officers and directors to fully comply with the requirements of this Code and to otherwise conduct themselves in an honest, ethical and lawful manner when working for or representing the Company. Failure to comply with these requirements may result in the immediate dismissal of the employee or officer or the removal of the director. In appropriate cases, the Company may also purse legal action against the employee, officer or director and may refer the matter to the appropriate authorities for criminal prosecution or other remedial action.

10.      Reporting Any Illegal Or Unethical Behavior

        Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should report the suspected violation or other illegal or unethical conduct to the Company’s General Counsel. If the employee, officer or director does not believe it appropriate or is not comfortable approaching the Company’s General Counsel, then they may contact the Audit Committee or Nominating & Governance Committee of the Board of Directors of the Company. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

11.      No Retaliation

        The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

12.      Amendment, Modification And Waiver

        This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating & Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the Nasdaq Stock Market.

      RECEIPT AND ACKNOWLEDGEMENT

      OF THE

      HUB GROUP CODE OF BUSINESS CONDUCT AND ETHICS

        I understand that my signature below indicates that I have received, read and understand the Hub Group Code of Business Conduct and Ethics dated August 12, 2003 and that I will abide by its terms and conditions and that a failure to do so will be grounds for termination of my employment. I understand the policies and rules described in this Code are subject to change at the sole discretion of the company at any time.

Employee's Printed Name	Position

Employee's Signature	Date